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                                                                   EXHIBIT 23(N)

                                   RULE 18f-3
                               MULTIPLE CLASS PLAN


        WHEREAS, Monument Series Fund, Inc., a Maryland corporation (the "Corporation"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "1940 Act");

        WHEREAS, the Corporation is authorized to create separate series, each with its own separate investment portfolio, and the beneficial interest in each such series will be represented by a separate series of shares (each series is hereinafter individually referred to as a "Fund" and collectively, the "Funds");

        WHEREAS, the Corporation, on behalf of the Funds listed on Schedule A, as such Schedule A may be amended from time to time, desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act ("Plan");

        WHEREAS, the Corporation, on behalf of the Funds, employs Monument Advisors, Inc. ("the Advisor") as its investment adviser; Commonwealth Shareholder Services, Inc. ("the Administrator") as its administrator; and Fund Services, Inc.("the Transfer Agent") as its transfer agent; and Monument Distributors, Inc. (the "Distributor") as distributor of the securities of the Funds; and

        WHEREAS, the Board of Directors of the Corporation, including a majority of the Directors of the Corporation who are not "interested persons", as defined in the 1940 Act, of the Corporation, the Advisor, or the Distributors ("Independent Directors") have found the Plan, as proposed, to be in the best interests of each class of shares individually, each Fund, and the Corporation as a whole;

        NOW, THEREFORE, the Corporation, on behalf of the Funds, hereby adopts the Plan, in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

        1. Features of the Classes. Each of the Funds shall offer, at the discretion of the Board and as indicated on Schedule A, up to three classes of shares: "Class A Shares," "Class B Shares," and "Class I Shares." Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall



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        have identical voting, dividend, distribution, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 3 below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangements; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class different from the interests of any other class. In addition, Class A, Class B, and Class I Shares of a Fund shall have the features described in Sections 2, 3, and 4 below.



        2.      Distribution Fee Structure.


(a) Class A Shares. Class A Shares of a Fund shall be offered at their then current net asset value ("NAV") plus an initial sale charge as set forth in the then-current prospectus. Pursuant to Rule 12b-1 under the 1940 Act, on behalf of the Funds, the Corporation has adopted a distribution plan ("Distribution Plan"), as amended. The Distribution Plan authorizes a Fund to make payments for distribution services at an annual rate of up to .50% of the average daily net assets of a Fund's Class A Shares. Class A Shares of a Fund may be exchanged for Class A Shares of another Fund of the Company.

(b) Class B Shares. Class B Shares of a Fund shall be offered at their then current NAV without the imposition of an initial sales charge but are subject to a contingent deferred sales charge ("CDSC") payable upon certain redemptions as set forth in the Fund's then-current prospectus. Class B Shares may be exchanged for Class B Shares of another Fund of the company. Class B Shares of a Fund will automatically convert to Class A Shares of the Fund on the first business day of the month in which the eighth anniversary of the issuance of the Class B Shares occurs. The conversions will be effected at the relative net assets values per share of the two classes. Class B Shares pay a Rule 12b-1-service fee of up to .50% (annualized) of the average daily net assets of a Fund's Class B Shares, as described in the Distribution Plan, as amended. Brokers, dealers and other institutions may maintain Class B shareholder accounts and provide personal services to Class B shareholders. Services related to the sale of Class B Shares may include, but not limited to, preparation, printing and distribution of prospectuses, sales literature and advertising materials by the Company's distributor, or, as


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        applicable, brokers, dealers or other institutions; commissions, incentive compensation to, and expenses of, account executives or other employees of the Company's distributor or brokers, dealers and other institutions; overhead and other office expenses of the Company's distributor attributable to distribution or sales support activities; opportunity costs related to the foregoing (which may be calculated as a carrying charge on the Company's distributor unreimbursed expenses) incurred in connection with distribution or sales support activities. The overhead and other office expenses referenced above may include, without limitation, (a) the expenses of operating the Company's distributor's offices in connection with the sale of the Class B Shares of the Funds, including lease costs, the salaries and employee benefit costs of administrative, operations and support activities, (b) the costs of client sales seminars and travel related to distribution and sales support activities, and (c) other expenses relating to distribution and sales support activities.

(c) Class I Shares. Class I Shares of a Fund shall be offered at their then-current NAV without the imposition of an initial sales charge, CDSC, asset-based sales or service fee under the Distribution Plan (discussed above). Class I Shares are only offered to certain investors meeting the minimum investment as described in the then-current prospectus offered to Class I Share investors.

        3.      Allocation of Income and Expenses.


        (a) The net asset value of all outstanding shares representing interests in a Fund shall be computed on the same days and at the same time. For purposes of computing net asset value, the gross investment income of each Fund shall be allocated to each class on the basis of the relative net assets of each class at the beginning of the day adjusted for capital share activity for each class as of the prior day as reported by the Fund's transfer agent. Realized and unrealized gains and losses for each class will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each class of the prior day, as reported by the Fund's transfer agent. To the extent practicable, certain expenses, (other than Class Expenses as defined below, which shall be allocated more specifically), shall be allocated to each


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class based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund's transfer agent. Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

(1) Expenses incurred by the Corporation (for example, fees of Directors, auditors, insurance costs, and legal counsel) that are not attributable to a particular Fund or class of shares of such Fund ("Corporation Level Expenses"); and

(2) Expenses incurred by each Fund that are not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, banking charges, organizational costs, federal and Blue Sky registration fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

        (b) Class Expenses. Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to the Distribution Plan; (ii) transfer agent fees attributable to a specific class;
(iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) the expense of administrative personnel and services to support the shareholders of a specific class, including, but not limited to, fees and expenses under an administrative service agreement; (v) litigation or other legal expenses relating solely to one class; and (vi) directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(vi) above may be allocated to a class but only if an officer of the Corporation has determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986 ("Code").

        (c) Therefore, expenses of the Fund shall be apportioned to each class of


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shares depending on the nature of the expense item. Corporation Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among the classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Corporation in light of the requirements of the 1940 Act and the Code.

        4. Exchange Privileges. The Class A, Class B, and Class I Shares of a Fund may be exchanged at their relative NAVs for: (i) Class A, Class B, or Class I Shares within the same Class of another Monument Series Fund or (ii) if the Monument Series Fund does not have multiple classes of shares, the existing shares of another Monument Series fund. Purchases of Fund shares by exchange are subject to the same minimum investment requirements and other criteria imposed for purchases made in any other manner.

        5. Conversion Features. Class B shares of the Fund will automatically convert to Class A shares of the respective Fund, based on the relative net asset values per share of the two classes, no later than the month following the eighth anniversary of the initial issuance of such Class B shares of the Fund. Class A or Class I Shares will not have conversion features.

        6. Quarterly and Annual Report. The Directors shall receive quarterly and annual written reports concerning all allocated Class Expenses and expenditures under the Distribution Plan complying with paragraph (b)(3)(ii) of Rule 12b-1. The reports, including the allocations upon which they are based, shall be subject to the review and approval of the Independent Directors in the exercise of their fiduciary duties.


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        7.      Waiver or Reimbursement of Expense. Expenses may be waived or reimbursed by the Advisor or any other provider of services to the Funds without the prior approval of the Corporation's Board of Directors.

        8. Effectiveness of Plan. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Corporation and (b) those Directors of the Corporation who are not "interested persons" of the Corporation, the Advisor, or the Distributor (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

        9. Material Modifications. This Plan may not be amended to materially modify its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 8 hereof.

        10. Limitation of Liability. The Directors and the shareholders of the Funds shall not be liable for any obligations of the Funds under this Plan, and any person in asserting any rights or claims under this Plan shall look only to the assets and property of the Funds in settlement of such right or claim and not to such Directors or shareholders.

        IN WITNESS WHEREOF, the Corporation, on behalf of the Funds, has adopted this Multiple Class Plan effective as of the 7th day of August, 1999.

                               Monument Series Fund, Inc.



                               By: David A. Kugler
                               Title: President


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                                   SCHEDULE A

      The Funds of the Corporation currently subject to this Multiple Class Plan are as follows:

                                            Date of Addition
            Fund/Class                 to this Multiple Class Plan

      Monument Internet Fund                 August 7, 1999
           *  Class A
           *  Class B
           *  Class I
  Monument Medical Sciences Fund             August 7, 1999
           *  Class A
           *  Class B
           *  Class I

 Monument Telecommunications Fund            August 7, 1999
                        *  Class A
                        *  Class B
                        *  Class I